UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 11, 2008 (November 5, 2008)

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 829-6200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Incentive Program

On November 5, 2008, the Compensation Committee of the Board instituted a new one-time, long term incentive program for Kent J. Hussey, the Company's chief executive officer, Anthony L. Genito, the Company's chief financial officer and chief accounting officer, Mr. Heil and Mr. Lumley.  The program, which is in addition to the Company’s existing long term incentive program, provides that each such executive is entitled to receive an aggregate cash amount equal to one-half of such executive's target long term incentive award as set forth in each such executive’s employment agreement, as amended, calculated based on such executive's annual base salary as of the end of the Company's 2008 fiscal year.  The aggregate amount payable to each executive under the program is as follows: to Mr. Hussey, $721, 875, to Mr. Genito, $187,500, to Mr. Lumley, $393,750, and to Mr. Heil, $337,500.  In addition, the program provides that the total amounts are payable in two equal installments, the first installment payable on or prior to December 31, 2008 and the second installment payable on or prior to December 15, 2009.  Each payment to an executive under the program is contingent on such executive's continued employment through the applicable payment date.

Lumley and Heil Employment Agreements

On November 10, 2008, the Company entered into amendments to the respective employment agreements of David R. Lumley, the Company's co-chief operating officer and president of its Global Batteries and Personal Care segment and Home and Garden segment, and John A. Heil, the Company's co-chief operating officer and president of the its Global Pet Supplies segment, to increase their respective annual base salaries.  Pursuant to the amendments, Mr. Lumley's salary was increased from $525,000 to $600,000 and Mr. Heil's salary was increased from $450,000 to $500,000, in each case effective as of the pay period that started November 1, 2008.

Hussey Retention Agreement

In addition, also on November 10, 2008, in order to incentivize the continued service of Mr. Hussey, the Company entered into a Retention Agreement with Mr. Hussey (the "Hussey Retention Agreement").  The Hussey Retention Agreement is subject to the terms of Mr. Hussey's amended and restated employment agreement and contains a retention period that runs through and includes December 31, 2009.

Under the Hussey Retention Agreement, Mr. Hussey is entitled to receive cash payments in an amount equal to $1,237,500 (the "Retention Incentive") according to the following schedule.  If Mr. Hussey is employed by the Company on December 31, 2008, he is entitled to receive 50% of his Retention Incentive on the Company's first payroll following December 31, 2008 (less deductions required by law).  If Mr. Hussey is employed by the Company on December 31, 2009, he is entitled to receive the remaining

50% of his Retention Incentive on the Company's first payroll following December 31, 2009 (less deductions required by law).  The payments may be accelerated upon the occurrence of certain events, including a change in control of the Company or certain events of termination of Mr. Hussey's employment with the Company without cause or as a result of constructive termination.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which are based on the Company's current expectations and involve risks and uncertainties.  The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements.  These risks and uncertainties include, without limitation, factors which can be found in the Company’s securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this Current Report on Form 8-K.  The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2008	SPECTRUM BRANDS, INC. By: /s/ Anthony L. Genito_________ Name: Anthony L. Genito Title: Executive Vice President, Chief Financial Officer and Chief Accounting Officer